Exhibit 10.1

Execution Copy

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement and General Release”) is dated July 8, 2026, by and among enCore Energy Corp. (“enCore”) (together with any subsidiaries, affiliates or successors, the “Company”), and Robert J. Willette (“Executive”). The foregoing parties are sometimes referred to herein individually as “Party” or collectively as “Parties”.

WHEREAS, the Company employs Executive pursuant to the Employment Agreement, made and entered into as of September 24, 2025, by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company terminated without Cause effective April 20, 2026 (the “Separation Date”);

WHEREAS, Executive is eligible for certain separation payments and benefits set forth in this Agreement and General Release; and

WHEREAS, the Parties wish to resolve all outstanding claims and disputes between them relating to such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Separation.

(a) Executive’s employment with the Company was involuntarily terminated without Cause, effective as of the Separation Date, and any and all offices and positions Executive held with the Company or any of its subsidiaries and affiliates (each a “Company Entity”; collectively, the “Company Entities”), including his position as enCore’s Chief Executive Officer, terminate effective as of the Separation Date. Executive acknowledges and agrees that his termination from his position as enCore’s Chief Executive Officer, and all other offices and positions held with any Company Entity, were effective as of the Separation Date, and Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations and matters related thereto. Regardless of whether Executive enters into this Agreement and General Release, the Company will pay Executive’s base salary accrued and due to Executive through the Separation Date, less applicable withholdings for taxes.

(b) Effective as of the Separation Date, Executive automatically resigned from all of Executive’s director, officer and other positions with the Company and its affiliates, including, without limitation, as a member of the board of directors of the Company. Executive will execute such additional documents reasonably requested by the Company to evidence the foregoing resignations but no additional action by the Parties is required to effectuate such resignations.

2. Separation Benefits. Provided that Executive (i) executes this Agreement and General Release, (ii) does not revoke this Agreement and General Release pursuant to Section 12, and (iii) thereafter continues to comply with the Agreement and General Release and other agreements and obligations referenced herein, the Company agrees as follows:

(a) Severance Payments. In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, the Company will provide to Executive the following, less applicable withholdings for taxes (collectively, the “Severance Payment”): (i) a cash payment of $1,800,000, less applicable tax withholdings and deductions and Executive’s documented attorneys’ fees (which will be paid directly to Executive’s attorney on receipt of invoice) in one lump sum within three (3) calendar days following the expiration of the revocation period referenced in Section 12; and (ii) the grant of 300,000 fully vested nonqualified stock options under the Company’s 2024 Long Term Incentive Plan with a grant date of July 16, 2026 for continued consulting, cooperation and advisory services (the “Consulting Options”), with such grant to be documented by a separate non-qualified stock option award agreement reflecting the terms of the Consulting Options, including but not limited to a 5-year term to exercise the Consulting Options (after which the Consulting Options will expire) and the ability to net exercise the Consulting Options through a cashless broker-assisted sale, to the extent permitted by applicable law and trading volume on the date of exercise. The exercise price for each of the Consulting Options will be the closing price of the Company’s common shares on the grant date as reported on NASDAQ.

(b) Subject to Section 4(b), Executive agrees and acknowledges that upon satisfaction of the payments in Section 2 of this Agreement and General Release, the Company Entities shall have fully satisfied all obligations to Executive in respect of Executive’s employment and the termination of such employment, and that such payments and benefits are in full, final and complete settlement of all claims set forth in Section 4 below that Executive may have, as of the date hereof, against any of the Company Entities and each of their respective past, present and future shareholders, members, owners, directors, officers, employees, agents, divisions, parents, subsidiaries, related companies, affiliates, predecessors, successors and assigns (together, the “Released Parties”).

3. Treatment of Other Equity Interests. The Parties acknowledge and agree that Executive has previously been granted other equity-based incentive awards in the Company comprised of stock options (other than the Consulting Options) under the Company’s 2021 Stock Option Plan and the Company’s 2024 Long Term Incentive Plan (“Options”) and restricted stock units under the Company’s 2024 Long Term Incentive Plan (“RSUs,” collectively with the Options (and for the avoidance of doubt, excluding the Consulting Options), the “Awards”). Notwithstanding anything in the underlying award agreements to the contrary, all of Executive’s Awards that are unvested as of the Separation Date shall be forfeited and immediately cancelled. Any Options (other than the Consulting Options) that are vested and exercisable as of the Separation Date shall expire on the ninetieth (90th) day following the Separation Date in accordance with the terms of the Company’s 2021 Stock Option Plan, and the award agreements pursuant to which such Options were granted, including, without limitation, the applicable payment, settlement, restrictive covenant, forfeiture and transfer restriction provisions, except as otherwise provided herein.

4. General Release of All Claims.

(a) Subject to Section 4(b), in consideration of the separation benefits provided to Executive hereunder, the sufficiency of which Executive hereby acknowledges, and except as provided in Section 5 of this Agreement and General Release or as otherwise prohibited by law, Executive releases the Released Parties, from any and all claims, demands, suits, rights or causes of action, at law or equity or otherwise, including but not limited to, claims, demands, suits, causes or rights of action relating to breach of contract or public policy, wrongful, retaliatory or constructive discharge; all claims, including but not limited to, those arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, waivable claims under the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), waivable claims under the Fair Labor Standards Act, the Family Medical Leave Act, the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and the Texas and United States Constitutions, and all other local, state or federal laws relating to discrimination, retaliation or employment, or to the denial or termination of benefits of any kind; claims for any other type of discrimination, personal injury, additional compensation or fringe benefits; and any and all rights to or claims for continued employment, attorney’s fees or damages (including contract, compensatory, punitive or liquidated damages), or equitable relief, which Executive may ever have had, has now or may ever have had, from the beginning of time through the date on which Executive executes this Agreement and General Release, or which Executive’s heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, including without limitation all claims on account of or arising out of Executive’s employment with the Company or any Company Entity or Executive’s separation from such employment.

The Released Parties hereby release Executive from any and all claims, demands, or causes of actions, at law or equity or otherwise, arising prior to the date of this Agreement and General Release.

(b) Exclusion for Indemnification. Notwithstanding Section 2(b) and Section 4(a), the Parties acknowledge and agree that nothing in this Agreement and General Release shall waive, release, or discharge (i) any rights to indemnification, advancement, and/or insurance coverage that Executive may have under any Company article, insurance policy, or otherwise, (ii) any rights related to the Consulting Options, and (iii) any rights or obligations arising after the date of this Agreement and General Release.

(c) No Assignment of Claims. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released herein or any portion thereof or interest therein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative or any other proceedings against the Company, any Company Entity, or any other person or entity released herein, and that no such proceeding has been filed or initiated on Executive’s behalf.

5. Protected Rights/Government Agencies. The Parties agree that nothing in this Agreement and General Release prohibits Executive from filing an administrative charge with any state or federal agency, including the Equal Employment Opportunity Commission. Executive understands and agrees that if Executive files a charge with an administrative agency or one is filed on Executive’s behalf, Executive waives any right to relief of any kind. Notwithstanding any other provision of this Agreement and General Release, Executive understands and agrees that: (a) Executive is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Executive need not notify the Company in advance of any such reporting or participation; (b) Executive is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (c) nothing in this Agreement and General Release limits Executive’s right to receive an award for information provided to the SEC by Executive.

6. Continuing Obligations; Return of Company Property.

(a) Restrictive Covenants; Reaffirmation. In partial consideration of and as an inducement to the Company to enter into this Agreement and General Release, Executive covenants and agrees that if Executive violates the restrictive covenants set forth in Section 7, then, in addition to all other remedies available to the Company, Executive will immediately forfeit any unpaid amounts due pursuant to Section 2 and be required to return all such amounts already paid, other than $5,000, which shall be consideration for the general release of claims set forth in Section 4. Executive acknowledges and agrees that the forfeiture penalty in the previous sentence is in addition to any other penalties or damages that may apply under law or otherwise.

(b) Return of Property. Executive represents, warrants and agrees that Executive will return to the Company, by no later than the Separation Date or on such earlier date specified by the Company, all property of the Company and Company Entities in Executive’s possession, including, but not limited to, originals and all copies of the Company’s and the Company Entities’ files, work product, electronic mail, computer equipment, computer software, compact discs, computer storage devices, cell phones, company credit cards, identification cards, manuals, confidential and/or trade secret information, company documents, access cards and company keys. This includes any files or documents related to the Company or any of the Company Entities, including any pertaining to or reflecting confidential information, that Executive may maintain or have stored at Executive’s residence, on Executive’s personal electronic devices, on Executive’s personal email or cloud storage accounts, or elsewhere.

(c) Erroneously Awarded Compensation. Executive acknowledges and agrees that Executive and compensation previously paid to Executive remains subject to the Company’s Incentive Compensation Recovery Policy.

7. Restrictive Covenants.

(a) Confidentiality. During the course of Executive’s employment with the Company Entities, Executive has had access to Confidential Information. For purposes of this Agreement and General Release, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium, whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Entities, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw materials, partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, at any time from and after the Separation Date, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company or any of the Company Entities to maintain the confidentiality of such information. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent allowed by applicable law Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information). Notwithstanding the foregoing, any confidentiality, non-disclosure or non-disparagement provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (the “Protected Rights”). Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures under the Protected Rights and that Executive is not required to notify the Company that Executive has made such reports or disclosures under the Protected Rights. In addition, Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Without prior authorization of the Company’s General Counsel, however, to the fullest extent permitted by law, the Company does not authorize Executive to disclose to any third party (including any government official, governmental agencies, or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b) Non-disparagement. Subject to Sections 5 and 6(a), Executive agrees that Executive will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage others to make any such statements that defame or in any way disparage the personal and/or business reputations, products, practices or conduct of the Company, any of the Company or any of the Released Parties at any time, now or in the future. Nothing contained in this paragraph, in any way, restricts or impedes Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act, from testifying truthfully in any legal proceeding, including, but not limited to responding to any inquiries made by the Equal Employment Opportunity Commission or any government agency. Executive understands that the covenant of non-disparagement contained in this Agreement and General Release is a material inducement for the Company in making this Agreement and General Release and that, for the breach thereof, will be considered a material breach of this Agreement and General Release.

(c) Continuing Obligations. Executive acknowledges and reaffirms that he will continue to be bound by his non-solicitation obligations in Section 10 of the Employment Agreement by the terms thereof, which remain in full force and effect.

8. Cooperation. Executive agrees to be reasonably available to the Company to respond to reasonable requests for information pertaining to or relating to the Company and/or the Company Entities or any of their agents, officers, directors or employees which may be within the knowledge of Executive. Executive will cooperate fully and truthfully with the Company in connection with any and all existing or future depositions and/or litigations or investigations brought by or against the Company or any of the Company Entities or any of their agents, officers, directors, or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. To avoid doubt, the Company has already determined that Executive’s cooperation will, at least, be necessary in 1.) the arbitration before the Judicial Arbiter Group, Inc., brought by Peter J. Luthiger against URI, Inc., a subsidiary of enCore Energy Corp., and 2.) Sun Zhongjian, et al., v. enCore Energy Corp., et al., No. 4:25-cv-01234, pending in the U.S. District Court for the Southern District of Texas, though this list is not intended to be exhaustive. In the event that Executive is subpoenaed in connection with any litigation or investigation involving the Company or any of the Company Entities, Executive will immediately notify the Company, and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

9. Mandatory Binding Arbitration.

(a) Mandatory Arbitration of All Disputes. This Section 9 (hereinafter the “Arbitration Agreement”) shall be governed by and interpreted in accordance with the Federal Arbitration Act. The Parties agree that they will use reasonable efforts to amicably resolve any controversy, claim, or dispute. Any controversy, claim, or dispute that cannot be so resolved shall be settled exclusively by final and binding individual arbitration in Dallas, Texas or another agreed-upon location. The arbitration shall be held before a single arbitrator under the auspices of JAMS, in accordance with JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Employment Rules”), except to the extent such rules are inconsistent with this Agreement and General Release, and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The Parties agree that (i) JAMS shall be the exclusive provider for all arbitrations, (ii) the final arbitration hearing shall commence within ninety (90) days after the arbitrator is appointed by JAMS, and (iii) not to file, institute, or maintain any arbitration other than with JAMS. Copies of the applicable rules and procedures may currently be found at www.jamsadr.com. Unless otherwise agreed by the Parties, the arbitration will be submitted to a single arbitrator selected in accordance with the JAMS Employment Rules. The Company shall pay all costs that are unique to arbitration, including the costs of JAMS and the arbitrator. Each Party shall pay its own attorneys’ fees and other costs that are not unique to the arbitration (i.e., costs that each Party would incur if the claim were litigated in a court), except that the arbitrator may award all or a portion of attorneys’ fees and other costs that are not unique to the arbitration to a Party that prevails in such arbitration if it determines such award to be equitable in the circumstances. The arbitrator(s) shall have the same authority to award remedies and damages as a judge and/or jury under state or federal law.

(b) Covered Disputes. This Arbitration Agreement applies to all Covered Disputes. “Covered Disputes” means the following disputes, whether they arise or are asserted during or after the separation of Executive’s employment with the Company: (i) all disputes and claims of any nature that Executive may have against the Company Entities and the Released Parties, including any and all statutory, contractual, and common-law claims, whether in law, in equity, or both, including, without limitation, all claims arising out of or relating to Executive’s employment with the Company; (ii) all disputes and claims of any nature that the Company Entities may have against Executive; and (iii) all disputes concerning the validity, enforceability, or applicability of the Arbitration Agreement to any particular dispute or claim. “Covered Disputes” does not include, and the Arbitration Agreement does not apply to: (w) claims seeking unemployment insurance benefits, state disability insurance benefits, or workers’ compensation benefits, except that claims for retaliation pursuant to these laws shall be subject to arbitration under the Arbitration Agreement; (x) claims for benefits under the Employee Retirement Income Security Act of 1974, as amended, which must be resolved in accordance with the terms and procedures set forth in the applicable plan documents; (y) Sarbanes-Oxley Act or Dodd-Frank Act whistleblower retaliation claims that cannot be arbitrated as a matter of law; or (z) any other claims that are not permitted to be subject to a pre-dispute arbitration agreement under federal law.

(c) Limited Court Actions. Notwithstanding this Arbitration Agreement, the Company Entities may seek in any court of competent jurisdiction any injunctive relief (including, without limitation, temporary, preliminary, and permanent injunctive relief) necessary in order to maintain (or restore) the status quo and/or to prevent the possibility of irreversible or irreparable harm before, during, or after the pendency of any arbitration. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Arbitration Agreement and to enforce an arbitration award. In any court action permitted by this Arbitration Agreement, Executive irrevocably and unconditionally (i) submits to the jurisdiction of the state and federal courts located in Dallas, Texas, and (ii) waives (x) any objection to the laying of venue in such courts, and (y) any claim that such courts constitute an inconvenient forum.

(d) Waiver of Class, Collective, and Representative Actions. The Parties waive any right or authority to have any Covered Disputes heard as a class, collective, or representative action. The Parties must bring any Covered Dispute in an individual capacity, and not as a plaintiff, “opt-in,” or class member in any purported class, collective, or representative proceeding. If, without the Parties’ prior knowledge or consent, a Party is made a member of a class in any proceeding, such Party agrees to opt out of the class at the first opportunity. The arbitrator may not join or adjudicate the claims or interests of any other person or Executive in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration.

(e) Confidentiality of Proceedings. The resolution of the Parties’ Covered Disputes likely would involve information that each considers to be sensitive, personal, confidential, and/or proprietary, and it is in each Party’s interests to resolve the Covered Disputes in a nonpublic forum. Accordingly, to the maximum extent permitted by law, the Parties agree that all information regarding the Covered Dispute or arbitration proceedings, including the arbitration award, will not be disclosed by Executive, the Company Entities, any arbitrator, or JAMS to any third party without the written consent of both Parties, except to the extent otherwise provided by applicable law or as necessary to comply with a subpoena, court order, or other legal requirement, to prosecute or to defend a claim, to enforce an arbitration award, or to meet a reasonable business need of the Company.

10. Miscellaneous.

(a) Successors. This Agreement and General Release shall be binding upon, enforceable by and inure to the benefit of Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and the Company and any successor(s) and/or assign(s) of the Company.

(b) Severability. If any provision of this Agreement and General Release shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement and General Release, as the case may require, and this Agreement and General Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(c) No Admission of Wrongdoing. Notwithstanding anything in this Agreement and General Release to the contrary, the Parties understand and agree that this Agreement and General Release does not and shall not constitute any admission by any Party or any of the Company Entities of any fact or conclusion of law.

(d) Governing Law. The construction, validity and interpretation of this Agreement and General Release shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(e) Amendment. No amendment or modification to this Agreement and General Release shall be effective unless it is made in writing and signed by the Parties hereto.

(f) Waiver. No claim or right arising out of a breach or default under this Agreement and General Release can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the Party hereto to be bound by such waiver. A waiver by either Party hereto of a breach or default by the other Party of any provision of this Agreement and General Release shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(g) Counterpart Execution. This Agreement and General Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Further, the Parties stipulate that a signature to this Agreement and General Release produced by facsimile or other electronic transmission is valid and is as effective as an original signature.

(h) Code Section 409A.

(i) This Agreement and General Release, and the Severance Payments paid in connection with it, are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Severance Payments that fail to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, the Company Entities cannot guarantee that the Severance Payments provided under this Agreement and General Release will satisfy all applicable provisions of Code Section 409A and the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement and General Release (including any taxes and penalties under Code Section 409A), and neither the Company Entities nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Each payment under this Agreement and General Release is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Agreement and General Release are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(iii) Notwithstanding anything in the Agreement and General Release to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s separation from service (as defined in Code Section 409A) that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s separation from service or the Executive’s death and will be accumulated and paid on the first day of the seventh month following Executive’s separation from service.

(iv) The parties may amend the Agreement and General Release to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

11. Entire Agreement. Subject to Section 4(b), any existing written or oral agreement of any kind between Executive and the Company is fully superseded by this Agreement and General Release (except for the Restrictive Covenants and other provisions of the Employment Agreement that survive the termination of the Employment Agreement and Executive’s termination, by the terms of such Employment Agreement) and is null and void. Executive warrants that no promise, inducement or representation has been offered, made or relied upon by Executive except as expressly set forth herein, and that the consideration stated herein is the sole consideration for this Agreement and General Release. This Agreement and General Release constitute the entire agreement between Executive, on the one hand, and the Company, on the other, and state fully all agreements, understandings, promises and commitments between them.

12. ADEA Waiver; Consideration of Agreement; Revocation.

(a) Executive acknowledges and agrees that this Agreement and General Release includes a waiver of all rights and release of all claims that Executive may have against any Released Party under the Age Discrimination in Employment Act of 1967 (“ADEA”). Executive further represents and warrants that Executive (i) has read this entire Agreement and General Release; (ii) has been provided at least twenty-one (21) days to consider it; (iii) has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release; (iv) understands fully the significance of this Agreement and General Release and its terms; and (v) is signing of Executive’s own free will with the intent of being bound by each and every provision of this Agreement and General Release. Executive acknowledges that if Executive signs this Agreement and General Release prior to the expiration of twenty-one (21) days, Executive has done so voluntarily and knowingly. Executive agrees that any modification to this Agreement and General Release, material or otherwise, does not restart, extend or affect in any way the original twenty-one (21) day consideration period.

(b) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it. This Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 2 paid unless the seven (7) day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to Robbie Hudson at rhudson@encoreuranium.com, by midnight on or before the seventh (7th) calendar day after Executive signs this Agreement and General Release.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and General Release as of the day and year first written above.

EXECUTIVE	COMPANY

enCore Energy Corp.

/s/ Robert Willette	By:	/s/ Robbie Hudson
Robbie Hudson

Robert Willette	Its:	General Counsel & Corporate Secretary

[Signature page to Separation and General Release Agreement]